Strategic Environmental & Energy Resources, Inc 10-K

Exhibit 99.1 Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Strategic Environmental & Energy Resources, Inc.

We have audited the accompanying consolidated balance sheets of Strategic Environmental & Energy Resources, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. Strategic Environmental & Energy Resources, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Strategic Environmental & Energy Resources, Inc. as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

L J Soldinger Associates, LLC

Deer Park, Illinois

March 26, 2014

F-2

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31,
Current assets:	2013	2012
Cash	$2,419,100	$70,400
Cash – restricted	250,000	220,000
Accounts receivable, net of allowance for doubtful accounts of $76,000 and $92,900, respectively	1,170,000	1,173,800
Costs and estimated earnings in excess billings on uncompleted contracts	78,500	35,500
Inventory	22,400	46,000
Prepaid expenses and other assets	253,000	41,600
Total current assets	4,193,000	1,587,300

Property and equipment, net	1,762,900	752,100
Intangible assets, net	379,500	450,900
Other assets	36,800	9,400

TOTAL ASSETS	$6,372,200	$2,799,700

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,506,800	$1,323,300
Accrued liabilities	924,200	499,100
Billings in excess of costs and estimated earnings on uncompleted contracts	170,300	327,400
Current portion of payroll taxes payable	250,600	335,400
Customer deposits	118,000	—
Current portion of notes payable and capital lease obligations	504,700	319,800
Notes payable - related parties, including accrued interest	136,900	190,400
Total current liabilities	3,611,500	2,995,400

Payroll taxes payable, net of current portion	720,800	745,400
Notes payable and capital lease obligations, net of current portion	48,100	281,600
Total liabilities	4,380,400	4,022,400

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued	—	—
Common stock; $.001 par value; 70,000,000 shares authorized; 47,911,975 and 40,229,434 shares issued and outstanding 2013 and 2012, respectively	47,900	40,300
Common stock subscribed	50,000	100,000
Additional paid-in capital	14,597,700	10,532,200
Stock subscription receivable	(50,000)	(100,000)
Accumulated deficit	(12,215,200)	(11,595,500)
Non-controlling interest	(438,600)	(199,700)
Total stockholders’ equity (deficit)	1,991,800	(1,222,700)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,372,200	$2,799,700

The accompanying notes are an integral part of these consolidated financial statements.

F-3

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
Revenue:	2013	2012
Products	$3,375,600	$1,439,800
Services	8,238,400	5,401,600
Total revenue	11,614,000	6,841,400

Operating expenses:
Products costs	2,288,200	1,037,800
Services costs	6,183,900	3,832,500
Selling, general and administrative expenses	3,889,900	3,548,900
Total operating expenses	12,362,000	8,419,200

Loss from operations	(748,000)	(1,577,800)

Other income (expense):
Interest income	4,000	1,300
Interest expense	(147,500)	(347,400)
Penalties and late fees	(13,100)	(26,200)
Gain on conversion of debt to equity	—	305,800
Gain on debt settlements	11,400	—
Other	34,600	(44,800)
Total non-operating expense, net	(110,600)	(111,300)

Net loss	(858,600)	(1,689,100)
Less: Net loss attributable to non-controlling interest	(238,900)	(199,700)

Net loss attributable to SEER common stockholders	$(619,700)	$(1,489,400)

Net loss per share, basic and diluted	$(.01)	$(0.05)

Weighted average shares outstanding – basic and diluted	43,251,500	32,963,000

The accompanying notes are an integral part of these consolidated financial statements.

F-4

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in	Common Stock	Stock Subscription	Accumulated	Non- controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Subscribed	Receivable	Deficit	Interest	Equity
Balances, January 1, 2012	—	—	27,364,000	$27,500	$8,036,600		—	$(10,106,100)	—	$(2,042,000)
Sale of common stock and warrants, net of fees			6,225,000	6,200	1,308,800			—		1,315,000
Sale of common stock and warrants with bridge loans			350,000	300				—		300
Debt discount related to bridge loans					93,900			—		93,900
Conversion of bridge loans and related interest into common stock			1,790,400	1,800	356,200			—		358,000
Conversion of note payable into common stock			900,000	900	147,600			—		148,500
Issuance of common stock for note receivable			500,000	500	99,500		(100,000)	—		—
Issuance of common stock for services			3,100,000	3,100	508,400			—		511,500
Vesting of warrants for services				—	21,200			—		21,200
Stock-based compensation				—	60,000			—		60,000
Net loss								(1,489,400)	(199,700)	(1,689,100)
Balances, December 31, 2012	—	—	40,229,400	40,300	10,532,200	100,000	(100,000)	(11,595,500)	(199,700)	(1,222,700)
Sale of common stock and warrants, net of fees			7,428,500	7,400	3,685,600					3,693,000
Debt discount related to bridge loans			5,000	—	4,900					4,900
Issuance of common stock upon exercise of option			14,500	—	10,600					10,600
Issuance of common stock for services			112,500	100	66,000					66,100
Conversion of related party debt to equity			122,100	100	61,300					61,400
Issuance of warrant for services					57,700					57,700
Proceeds from stock subscription					100,000	(100,000)	100,000			100,000
Common stock subscription						50,000	(50,000)			—
Payment of stock subscription					5,000					5,000
Stock-based compensation					74,400					74,400
Net loss								(619,700)	(238,900)	(858,600)
Balances, December 31, 2013	—	—	47,912,000	$47,900	$14,597,700	$50,000	$(50,000)	(12,215,200)	$(438,600)	$1,991,800

The accompanying notes are an integral part of these consolidated financial statements.

F-5

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
Cash flows from operating activities:	2013	2012
Net loss	$(858,600)	$(1,689,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts receivable	33,800	115,600
Depreciation and amortization	373,200	327,900
Stock-based compensation expense	208,800	592,800
Gain on extinguishment of debt	(11,400)	(305,800)
Amortization of debt discount	4,900	99,900
Changes in operating assets and liabilities:
Cash – restricted	(30,000)	(220,000)
Accounts receivable	(30,000)	(816,400)
Costs in Excess of billings on uncompleted contracts	(43,000)	130,400
Inventory	23,600	(43,800)
Prepaid expenses and other assets	(271,800)	300
Accounts payable	191,700	(28,700)
Accrued liabilities and related party notes payable accrued interest	450,300	156,400
Billings in excess of revenue on uncompleted contracts	(157,100)	289,400
Deferred revenue	118,000	—
Payroll taxes payable	(122,500)	(54,700)
Net cash used in operating activities	(120,100)	(1,445,800)

Cash flows from investing activities:
Purchase of property and equipment	(1,155,700)	(76,900)
Proceeds from the sale of property and equipment	(13,900)	—
Net cash used in investing activities	(1,169,600)	(76,900)

Cash flows from financing activities:
Proceeds from notes payable	50,000	575,000
Payments of notes payments and capital lease obligations	(205,300)	(308,500)
Payments of related party notes payable and accrued interest	(4,300)	(69,500)
Proceeds from the sale of common stock and warrants, net of expenses	3,798,000	1,315,000
Net cash provided by financing activities	3,638,400	1,512,000

Net increase (decrease) in cash	2,348,700	(10,700)
Cash at the beginning of year	70,400	81,100
Cash at the end of year	$2,419,100	$70,400

F-6

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS – Continued

Supplemental disclosures of cash flow information:

Cash paid for interest	$12,200	$74,500

Supplemental disclosure of noncash financing and investing activities:

Accounts receivable offset against notes payable	—	$5,000
Conversion of accounts payable and accrued expenses to notes payable	—	$66,900
Conversion of delinquent notes payable and accrued interest into shares of common stock		$148,500
Conversion of convertible note payable and accrued interest into shares of common stock	$61,400	$358,000
Discount on note payable		$99,900
Purchase of assets under capital leases	$110,000	$121,300
Transfer of prepaid asset to equipment	$33,000	$—
Fully depreciated assets written off	$96,400	—

The accompanying notes are an integral part of these consolidated financial statements.

F-7

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND FINANCIAL CONDITION

Organization

Strategic Environmental & Energy Resources, Inc. (“SEER”, “we” or the “Company”), a Nevada corporation, is a provider of industrial products and services in the environmental, energy, and rail transportation sectors. SEER has three wholly-owned operating subsidiaries which provide industrial services to companies in the petroleum, industrial, manufacturing, and medical industries: REGS, LLC (d/b/a Resource Environmental Group Services (“REGS”)) provides mobile cleaning services to refineries and other entities in Colorado, Wyoming, Oklahoma, Kansas and Utah and also operates a site in Utah, on behalf of another company, to treat frac water resulting from oil and gas exploration; Tactical Cleaning Company, LLC (“TCC”) provides cleaning services to railcar tankers from its sites in Colorado and Kansas; MV, LLC (“MV”), located in Colorado, designs and builds emission and odor control units for refineries, municipalities and other corporate entities; and two majority-owned subsidiaries, Paragon Waste Solutions, LLC (“PWS”) and ReaCH4Biogas (“Reach”). PWS was formed in November 2010, and is currently owned 54% by SEER (see Note 7). PWS is developing specific opportunities to deploy and commercialize certain patent-pending technologies for a cold plasma oxidation process that makes possible the clean destruction of hazardous chemical and biological waste (i.e., hospital red bag waste) without traditional incineration with harmful emissions. Reach (originally known as BeneFuels, LLC), was formed in February 2013, is currently owned 85% by SEER and focuses specifically on treating biogas for conversion to pipeline quality gas and/or CNG for fleet vehicles. Reach had no operations as of December 31, 2013 except for some de minimis start-up costs.

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of SEER, its wholly-owned subsidiaries, REGS, TCC and MV and its majority-owned subsidiaries PWS and Reach, since their respective acquisition or formation dates. All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

Basis of Presentation - Liquidity

As shown in the accompanying consolidated financial statements, the Company has experienced recurring losses, and has an accumulated deficit of approximately $12.2 million as of December 31, 2013 and for the years ended December 31, 2013, and 2012, we incurred net losses of approximately $858,000 and $1.7 million, respectively. As of December 31, 2013, our current assets exceeded our current liabilities by $581,500. As of December 31, 2013 our assets exceed our liabilities by approximately $2 million.

Realization of a major portion of our assets as of December 31, 2013, is dependent upon our continued operations. Accordingly, we have undertaken a number of specific steps to continue to operate as a going concern. In 2013, we increased our revenues by approximately 70% over the prior year and reduced our loss from operations by $829,800. In addition, in 2013 we raised approximately $3.7 million through the sale of common stock and converted approximately $61,000 in debt to equity. We continue to focus on organic growth in our operating companies and improving gross and net margins through increased attention to pricing, aggressive cost management and overhead reductions. We made additions to our senior management team to support these initiatives, and focused on streamlining our business model to improve profitability. We also increased our business development efforts in MV to address opportunities identified in expanding markets attributable to increased interest in energy conservation and emission control regulations. There can be no assurance that the Company will achieve the desired result of net income and positive cash flow from operations in future years. Management believes that current working capital and funds available from future equity financings will be sufficient to allow the Company to maintain its operations through December 31, 2014 and into the foreseeable future.

Reclassifications

Certain reclassifications have been made in the 2012 consolidated financial statements to conform to the 2013 presentation.

F-8

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of intangible assets; valuation allowances and reserves for receivables and inventory and deferred income taxes; revenue recognition related to contracts accounted for under the percentage of completion method; share-based compensation; and loss contingencies, including those related to litigation. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Periodically, we maintain deposits in financial institutions in excess of federally insured limits. At September 30, 2013 this amount was approximately $2.1 million. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. As of December 31, 2013 and 2012, we did not hold any assets that would be deemed to be cash equivalents.

Restricted Cash

At December 31, 2013 and 2012, the Company had $250,000 and $220,000, respectively of self-imposed restricted cash that was maintained by its attorney in a special trust account created for the purpose of making payments to the IRS in accordance with an installment plan (see Note 8).

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are recorded at the invoiced amounts less an allowance for doubtful accounts. The allowance for doubtful accounts is based on our estimate of the amount of probable credit losses in our accounts receivable. We determine the allowance for doubtful accounts based upon an aging of accounts receivable, historical experience and management judgment. Accounts receivable balances are periodically reviewed for collectability, and balances are charged off against the allowance when we determine that the potential for recovery is remote. An allowance for doubtful accounts of approximately $76,000 and $92,900 had been reserved as of December 31, 2013 and 2012, respectively.

We are exposed to credit risk in the normal course of business, primarily related to accounts receivable. Our customers operate primarily in the oil production and refining, rail transport, biogas generating and wastewater treatment industries in the United States. Accordingly, we are affected by the economic conditions in these industries as well as general economic conditions in the United States. To limit credit risk, management periodically reviews and evaluates the financial condition of its customers and maintains an allowance for doubtful accounts. As of December 31, 2013, we do not believe that we have significant credit risk.

As of December 31, 2013, we had three customers who comprised approximately 41.6% of our accounts receivable. As of December 31, 2012, we had four customers who comprised 60.8% of our accounts receivable.

As of December 31, 2013, we had two customers with sales in excess of 10% of our revenue and combined were 42% of total revenues. As of December 31, 2012, we had two customers with sales in excess of 10% of our revenue and combined were 30% of total revenues.

F-9

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value due to their short-term maturities. We believe that the carrying value of notes payable with third parties, including their current portion, approximate their fair value, as those instruments carry market interest rates based on our current financial condition and liquidity. We believe the amounts due to related parties also approximate their fair value, as their carried interest rates are consistent with those of our notes payable with third parties.

Fair Value

As defined in authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Inventory

Inventory is stated at the lower of cost or market, generally using the specific identification method. Our inventory is primarily comprised of accumulated costs related to MV contracts. These costs represent recoverable costs incurred for production, including materials, engineering time billed as incurred and allocable operating overhead. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are reduced to estimated net realizable value through an appropriate reserve. At December 31, 2013 and 2012, there were no inventory reserves.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Expenditures for replacements, renewals and betterments are capitalized. Repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets of generally five to seven years for equipment, five to ten years for vehicles and three years for computer related assets. Assets are depreciated starting at the time they are placed into service. A portion of depreciation expense is charged to cost of product revenue on the consolidated statement of operations.

F-10

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Property and Equipment, continued

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including reasonably assured renewal periods), which range from three to seven years, or their estimated useful life.

Intangible Assets

Intangible assets with estimable useful lives are amortized using the straight-line method over their respective estimated useful lives verses their estimated residual values, and are reviewed for impairment annually, or whenever events or circumstances indicate their carrying amount may not be recoverable. We conduct our annual impairment test on December 31 of each year. The Company has evaluated its intangibles for impairment and has determined that intangibles were not impaired.

Long-lived Assets

We evaluate the carrying value of long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An asset is considered to be impaired when the anticipated undiscounted future cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows. No impairment was determined as of December 31, 2013 and 2012.

Revenue Recognition

We recognize revenue related to contract projects and services when all of the following criteria are met: (i) persuasive evidence of an agreement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. Our revenue is primarily comprised of services related to industrial cleaning and railcar cleaning, which we recognize as services are rendered.

Product revenue generated from projects, which include the manufacturing of products, for removal and treatment of hazardous vapor and gasses is accounted for under the percentage-of-completion method for projects with durations in excess of three months and the completed-contract method for all other projects. Total estimated revenue includes all of the following: (1) the basic contract price, (2) contract options, and (3) change orders. Once contract performance is underway, we may experience changes in conditions, client requirements, specifications, designs, materials and expectations regarding the period of performance. Such changes are “change orders” and may be initiated by us or by our clients. In many cases, agreement with the client as to the terms of change orders is reached prior to work commencing; however, sometimes circumstances require that work progress without obtaining client agreement. Revenue related to change orders is recognized as costs are incurred if it is probable that costs will be recovered by changing the contract price. The Company does not incur pre-contract costs. Under the percentage-of-completion method, we recognize revenue primarily based on the ratio of costs incurred to date to total estimated contract costs. Provisions for estimated losses on uncompleted contracts are recorded in the period in which the losses are identified and included as additional loss. Provisions for estimated losses on contracts are shown separately as liabilities on the balance sheet, if significant, except in circumstances in which related costs are accumulated on the balance sheet, in which case the provisions are deducted from the accumulated costs. A provision as a liability is reported as a current liability.

For contracts accounted for under the percentage-of-completion method, we include in current assets and current liabilities amounts related to construction contracts realizable and payable. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date over billings to date, and are recognized as a current asset. Billings in excess of costs and estimated earnings on uncompleted contracts represents the excess of billings to date over the amount of contract costs and profits recognized to date, and are recognized as a current liability.

F-11

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Stock-based Compensation

We account for stock-based awards at fair value on the date of grant, and recognize compensation over the service period that they are expected to vest. We estimate the fair value of stock options and stock purchase warrants using the Black-Scholes option pricing model. The estimated value of the portion of a stock-based award that is ultimately expected to vest, taking into consideration estimated forfeitures, is recognized as expense over the requisite service periods. The estimate of stock awards that will ultimately vest requires judgment, and to the extent that actual forfeitures differ from estimated forfeitures, such differences are accounted for as a cumulative adjustment to compensation expenses and recorded in the period that estimates are revised.

Research and Development

Research and development costs are charged to expense as incurred. Such expenses were $188,900 and $416,000 for the years ended December 31, 2013 and 2012, respectively.

Income Taxes

The Company accounts for income taxes pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, which utilizes the asset and liability method of computing deferred income taxes. The objective of this method is to establish deferred tax assets and liabilities for any temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

ASC 740 also provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized. During the years ended December 31, 2013 and 2012 the Company recognized no adjustments for uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were recognized at December 31, 2013 and 2012. The Company expects no material changes to unrecognized tax positions within the next twelve months.

The Company has filed federal and state tax returns through December 31, 2012. The tax periods for the years ending December 31, 2008 through 2012 are open to examination by federal and state authorities.

Recently issued accounting pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all new or revised ASU’s.

F-12

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recently issued accounting pronouncements, continued

New Accounting Pronouncements Implemented

In the first quarter of 2013, the Company adopted guidance issued by the Financial Accounting Standards Board (the “FASB”) that simplifies how an entity tests indefinite-lived intangibles for impairment. The amended guidance allows companies to first assess qualitative factors to determine whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test. The adoption of this guidance had no impact on the Company’s financial position and results of operations.

During the fiscal first quarter of 2013, the Company adopted the FASB guidance related to additional reporting and disclosure of amounts reclassified out of accumulated other comprehensive income (AOCI). Under this new guidance, companies are required to disclose the effect of significant reclassifications out of AOCI on the respective line items on the income statement if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional details about those amounts. This update became effective for annual and interim reporting periods for fiscal years beginning after December 15, 2012. The adoption of this guidance had no impact on the Company’s financial position and results of operations.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU No. 2013-11 requires that entities with an unrecognized tax benefit and a net operating loss carryforward or similar tax loss or tax credit carryforward in the same jurisdiction as the uncertain tax position present the unrecognized tax benefit as a reduction of the deferred tax asset for the loss or tax credit carryforward rather than as a liability, when the uncertain tax position would reduce the loss or tax credit carryforward under the tax law, thereby eliminating diversity in practice regarding this presentation issue. This new guidance is effective prospectively for annual reporting periods beginning on or after December 15, 2013, although retrospective application in permitted. We are currently assessing the impact of this guidance, if any, on our consolidated financial statements

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following:

	December 31,
	2013	2012

Field and shop equipment	$1,361,100	$1,051,900
Vehicles	516,700	382,500
Waste destruction equipment	164,900	—
Waste destruction equipment in progress	542,500	—
Furniture and office equipment	27,500	24,500
Leasehold improvements	55,500	55,500
Equipment, construction in progress	30,600	—
	2,698,800	1,514,400
Less: accumulated depreciation and amortization	(935,900)	(762,300)
Property and equipment, net	$1,762,900	$752,100

F-13

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 3 - PROPERTY AND EQUIPMENT, continued

Depreciation expense and amortization of leasehold improvements for the years ended December 31, 2013 and 2012, were $287,900 and $242,800, respectively.

Property and equipment included the following amounts for leases that have been capitalized at December 31:

	2013	2012

Field and shop equipment	$241,500	$148,500
Less: accumulated amortization	(27,000)	(29,500)
	$214,500	$119,000

NOTE 4 – INTANGIBLE ASSETS

Intangible assets were comprised of the following:

	December 31, 2013
	Gross carrying amount	Accumulated amortization	Net carrying value

Customer list	$42,500	(33,900)	$8,600
Technology	725,700	(365,800)	359,900
Trade name	54,600	(43,600)	11,000

	$822,800	(443,300)	$379,500

	December 31, 2012
	Gross carrying amount	Accumulated amortization	Net carrying value

Customer list	$42,500	$(27,800)	$14,700
Technology	712,100	(294,700)	417,400
Trade name	54,600	(35,800)	18,800

	$809,200	$(358,300)	$450,900

The estimated useful lives of the intangible assets range from seven to ten years. Amortization expense was $85,100 for each of the years ended December 31, 2013 and 2012. The estimated aggregate amortization expense for each of the next five years is as follows:

2014	$85,100
2015	77,000
2016	71,200
2017	71,200
2018	35,500
Thereafter	39,500
$379,500

F-14

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 5 - ACCRUED LIABILITIES

Accrued liabilities were comprised of the following:

	December 31,
	2013	2012

Accrued compensation and related taxes	$451,500	$385,100
Accrued stock offering costs	216,000	—
Accrued interest	73,200	61,600
Accrued material and other job related costs	71,700	30,700
Other	111,800	21,700
	$924,200	$499,100

NOTE 6 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts are as follows:

	December 31,
	2013	2012

Revenue Recognized	$331,100	$63,800
Less: Billings to date	(252,600)	(28,300)
Costs and estimated earnings in excess of billings on uncompleted contracts	$78,500	$35,500

Billings to date	$606,700	$775,800
Revenue recognized	(436,400)	(448,400)
Billings in excess of costs and estimated earnings on uncompleted contracts	$170,300	$327,400

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC

In 2010, the Company and Black Stone Management Services, LLC (“Black Stone”) formed PWS, whereby 1,000,000 membership units were issued. The Company acquired 60% (600,000) of the membership units in PWS and Black Stone acquired the remaining 40% (400,000). FortunatoVillamagna, who serves as President of our PWS subsidiary, is a managing member and Chairman of Black Stone. In June 2012, the Company and Blackstone each allocated 10% of their respective membership units in PWS to two individuals, one of whom is an officer and shareholder of the Company and one of whom is a shareholder of the Company and an officer of a subsidiary. There was no value attributable to the units at the time of the allocation. In 2013 Black Stone sold 10% of its membership units to an outside third party and received 875,000 shares of common stock of the Company as well as other equity interests. Therefore at December 31, 2013 the Company owned 54% of the membership units of PWS, Black Stone owned 26%, an outside third party 10% and two related parties (as noted above), each owned 5%.

F-15

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC, continued

In August, 2011, we acquired certain waste destruction technology intellectual property (the “IP”) from Black Stone in exchange for 1,000,000 shares of our common stock valued at $100,000. As noted above Mr. Villamagna, who serves as President of our subsidiary PWS, is a managing member and Chairman of Black Stone. We estimated the useful life of the IP at ten years, which was consistent with the useful life of other technology included in our intangible assets, and management’s initial assessment of the potential marketability of the IP. In March 2012, the Company entered into an Irrevocable License & Royalty Agreement with PWS that grants PWS an irrevocable world-wide license to the IP in exchange for a 5% royalty on all revenues from PWS and its affiliates. The term commenced as of the date of the Agreement and shall continue for a period not to exceed the life of the patent or patents filed by the Company. PWS may sub license the IP and any revenue derived from sub licensing shall be included in the calculation of Gross Revenue for purposes of determining royalty payments due the Company. Royalty payments are due 30 days after the end of each calendar quarter. PWS generated no revenue for the years ended December 31, 2013 and 2012, therefore no royalties were due.

Since its inception through December 31, 2013, we have provided approximately $1,341,300 in funding to PWS for working capital and the further development and construction of a prototype and commercial waste destruction unit. Black Stone has made no capital contributions or other funding to PWS. The intent of the operating agreement is that we will provide the funding as an advance against future earnings distributions made by PWS.

In September 2013, PWS entered into an Exclusive Use License and Joint Operations Agreement (“License Agreement”) with Sterall Inc. (“Sterall”). The License Agreement grants to Sterall the use of the PWS Technology for an initial five year term for the State of Florida, renewable for two additional five year terms, for the treatment and/or destruction of any and all regulated medical waste from any sources. The agreement requires Sterall to pay a $300,000 License Initiation Fee and in order for Sterall to maintain its exclusive license for the State of Florida, a total of $200,000 shall be paid to PWS by May 23, 2014 regardless of net operating profits of Sterall (“NOP”). As of December 31, 2013, the license initiation fee has not been paid. During the initial 5-year term, a minimum of $500,000 of total royalty payments to PWS must be made, out of NOP or otherwise (in addition to the $300,000 Initial Fee, set forth below), in order for the second-phase five-year term to be exclusive. During the second-phase five-year term, a minimum of $750,000 of royalty must be paid, out of NOP or otherwise, in order for the third phase five-year term to be exclusive. PWS will receive a one-time license initiation fee of $300,000 payable from NOP of Sterall as a priority payment before any other distributions or payouts. Sterall can take delivery of additional CoronaLux waste destruction units upon payment of a placement fee per unit of either $168,000 or $207,000 depending upon the size of the unit. The unit placement fees do not include freight, start-up and commissioning costs, which shall be borne by the facility. Paragon, at its sole discretion will select the installation, startup and commissioning teams.

Commencing immediately royalty fees based on Sterall’s NOP for the Initial Facility Fee and ongoing royalties shall be paid on the fifteenth of each month for the succeeding month’s revenue for PWS’s specified allocation of NOP as set forth below, except that effective January 1, 2014 Sterall shall pay the greater of i) a minimum of $7,500 or 2) PWS’s effective NOP allocation.

•	Phase I Distribution- All NOP shall first be allocated and paid out 75% to PWS and 25% to Sterall until the first $1,200,000 in distributions are made to the joint venture partners ($900,000PWS/$300,000 Sterall).

•	Phase II Distribution - Thereafter, NOP shall be allocated and paid out 25% to PWS and 75% to Sterall until the next $800,000 in distributions are made to the joint venture partners ($200,000 PWS/$600,000 Sterall).

•	Phase III Distribution - Thereafter, all NOP shall be allocated and paid out 50%-50% to each joint venture partner for so long as Sterall’s Initial Facility operates and generates NOP.

F-16

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC, continued

The License Agreement also specifies payments of unit placement fees and NOP distributions for each new facility established by Sterall either within the exclusive license territory or non-exclusive territory. In accordance with the License Agreement, Sterall has been granted a non-exclusive use license in several other states and minimum royalty payments are due if CoronaLux waste destruction units are placed in these territories in addition to NOP distributions.

NOTE 8 - PAYROLL TAXES PAYABLE

In 2009 and 2010, the Company became delinquent for unpaid federal employer and employee payroll taxes and accrued interest and penalties related to the unpaid payroll taxes. Additionally, we had amounts outstanding for certain unpaid state payroll taxes and accrued interest and penalties applicable to 2012 and 2011. All interest and penalties related to the delinquent federal and state payroll taxes are included in the section labeled “other income and expenses” in the consolidated statement of operations.

In September 2011, we received approval from the Internal Revenue Service (“IRS”) to begin paying our outstanding federal payroll tax and related interest and penalties liabilities totaling approximately $971,000, for the aforementioned years in installments (the “Installment Plan”). Under the Installment Plan, we were required to pay minimum monthly installments of $12,500 commencing September 2011, which increased to $25,000 per month in September 2012, until the liability is paid in full. Through the duration of the Installment Plan, the IRS continues to charge penalties and interest at statutory rates. If the conditions of the Installment Plan are not met, the IRS may cancel it and may demand the outstanding liability to be repaid through a levy on income, bank accounts or other assets, or by seizing certain of our assets. Additionally, the IRS has filed a notice of federal tax lien against certain of our assets to satisfy the obligation. The IRS is to release this lien if and when we pay the full amount due. As of December 31, 2013 and 2012, the outstanding balance due to the IRS was $958,300, and $1,045,400, respectively. Two of the officers of the Company also have liability exposure for a portion of the taxes if the Company does not pay them.

In May 2013, the Company filed an Offer in Compromise with the IRS to reduce its outstanding liability to $250,000. While the Offer in Compromise is under review by the IRS, the Company requirement to pay $25,000 a month under the Installment Plan is suspended. As of December 31, 2013, the IRS has not accepted our Offer in Compromise and there can be no assurance that the Offer in Compromise will be accepted by the IRS.

	December 31, 2013	December 31, 2012

Federal payroll tax, interest, penalties	$958,300	$1,045,400
State payroll tax, interest, penalties	—	35,400
Total	$958,300	$1,080,800

F-17

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 9 – DEBT

In June 2011, we issued an unsecured promissory note to a third party in the amount of $40,000 (the “June 2011 Note”) bearing interest at a rate of 10% per annum and a three year warrant to purchase 13,000 shares of our common stock at an exercise price of $1.00 per share. In addition, a second note payable, to the same third party, in the amount of $25,000 plus $3,000 of accrued interest was also converted into the June 2011 Note, resulting in a new principal balance of $68,000. Principal payments were due beginning November 2011 and the June 2011 Note is in default as of December 31, 2013 and 2012, as no payments have been made to date. We valued the warrant at $170 using the Black-Scholes model and recorded this amount as a debt discount. The debt discount was fully amortized during 2011.

The Company entered into a loan agreement evidenced by a convertible secured promissory note with Advanced Technology Materials, Inc. on February 14, 2012. The amount of the convertible secured promissory note is $225,000. The loan agreement allows for an additional $225,000 to be borrowed upon meeting certain defined milestones and stipulates the Company provide the lenders, among other things, a security agreement which also identifies the collateral, a development agreement, and use the loan proceeds for projects and transactions contemplated in the term sheet and development agreement. The registration rights agreement has not been executed by the parties to the loan. The note bears interest at 5 percent per annum. The entire loan and/or unpaid balance of the loan and accrued interest can be converted into the Company’s common stock at $0.50 per share at any time at the option of the holder. However, if the lender does not convert any of the principal or interest into common stock, then $112,500 of principal plus accrued interest will be due on demand on or after December 31, 2014.

F-18

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 9 – DEBT, continued

Debt as of December 31, 2013 and 2012, was comprised of the following:

	2013	2012

June 2011 Note (See above)	$68,000	$68,000

Note payable dated February 2012, interest at 5% per annum, $112,500 is due December 31, 2014, convertible in whole or in part to common stock at $.50 per share.	225,000	225,000

Promissory note dated April 2008, secured by certain of our assets, bearing interest at 6.65% per annum; 60 monthly payments of $14,276, maturing April 2013.	—	70,200

Promissory note dated December 2009, unsecured, bearing interest at 6% per annum, six monthly payments ranging from $10,000 to $25,000 commencing February 2010, balloon payment for outstanding balance due July 2010. The promissory note was in default as of December 31, 2013 and 2012. (Note 18)	104,200	104,200

Promissory note dated November 2010, unsecured, bearing interest at 8% per annum, balloon payment for outstanding balance due October 2011. The promissory note was in default as of December 31, 2012 and was repaid in 2013.	—	25,000

Capital lease obligations, secured by certain assets, maturing September 2011 through August 2016	155,600	109,000
Total notes payable and capital lease obligations	552,800	601,400
Less: current portion, including debt discount	(504,700)	(319,800)
Notes payable and capital lease obligations, long-term	$48,100	$281,600

Debt maturities as of December 31, 2013 are as follows:

Year:
2014	$504,700
2015	46,500
2016	1,600
$552,800

Future minimum lease payments under capital leases, which include bargain purchase options, are as follows at December 31, 2013:

2014	$110,900
2015	55,200
2016	600
Total minimum lease payments	166,700
Amount representing interest	(11,100)
Present value of lease payments	155,600
Less current portion	(107,500)
Non-current portion	$48,100

F-19

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 10 – RELATED PARTY TRANSACTIONS

Notes payable, related parties

In February 2011, we executed a secured, promissory note with one of our officers in the amount of $50,000 (the “2011 Officer Note”). The 2011 Officer Note is secured by certain assets in MV and bears interest at 8% per annum. The note was originally due on August 15, 2011, but as of December 31, 2012 was due on demand. As additional consideration for the change in terms, we issued a five year warrant to purchase 25,000 shares of our common stock at an exercise price of $0.60 per share to the officer. We valued the warrant at approximately $6,000 using the Black-Scholes model and recorded this amount as a debt discount. The debt discount was fully amortized during 2011. On December 31, 2013, the balance of the note and accrued interest which totaled $61,404 was converted into 122,080 shares of common stock.

Notes payable, related parties and accrued interest due to certain related parties as of December 31, 2013 and 2012 are as follows:

	2013	2012

Note payable dated February 2004, bearing interest at 8% per annum, originally due January 2008; assigned to CEO by a third party in 2010; due on demand, in default at December 31, 2013 and 2012	$97,000	$97,000

Note payable due to President of our subsidiary, REGS, interest at 8% per annum, originally due February 2009, in default at December 31, 2012	—	4,200

2011 Officer Note (see description above), in default at December 31, 2012	—	50,000

Accrued interest	39,900	39,200

	$136,900	$190,400

We believe the stated interest rates on the related party notes payable represent reasonable market rates based on the note payable arrangements we have executed with third parties.

For the years ended December 31, 2013 and 2012 we had revenues of $494,700 and $203,300, respectively, from a customer, Harley Dome, in which our CEO/President is a member of the Board of Directors of Armada Water Assets, Inc, the parent company of Harley Dome. Black Stone Management Services, LLC, in which Fortunato Villmagna is Chairman and a managing member and President of our subsidiary PWS, is a minority shareholder of Armada Water Assets, Inc.

In September 2013, PWS entered into an Exclusive Use License and Joint Operations Agreement (“License Agreement”) with Sterall Inc. (“Sterall”). Black Stone in which Fortunato Villmagna is Chairman and a managing member and President of our subsidiary PWS, is a minority shareholder of Sterall.

F-20

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

Future commitments under non-cancellable operating leases for office and warehouse space as of December 31, 2013 are as follows:

Year
2014	$297,000
2015	313,800
2016	260,000
2017	267,700
2018	277,200
Thereafter	414,400
Total	$1,830,100

For the years ended December 31, 2013 and 2012, rent expense was $301,700 and $292,100, respectively.

Other Joint Ventures Operations

In April 2013, MV Technologies, Inc (“MV”) and RCM International, LLC (“RCM”) entered into a Joint Development and Marketing Agreement to develop, implement, market and distribute certain hybrid scrubber systems that employ elements of RCM Technology and MV Technology (the “Joint Venture”). The contractual Joint Venture shall have an initial term of five years and will automatically renew for successive one year periods unless either Party gives the other Party one hundred and eighty (180) days notice prior to the applicable renewal date that it will not renew the Agreement or unless terminated in accordance with the terms of this Agreement.

RCM shall supply, under license to MV for use in the Joint Venture only, RCM biological scrubber technology and MV shall supply, under license to RCM for use in the Joint Venture only, MV Technology, including its products marketed under the H2SPlus™ System trademark or trade name. The sale of biogas conditioning products having both biological and chemical scrubber components by either party will be subject to a royalty of up to 17% due to the joint venture.

Absent specific agreement to the contrary, each Party that sells a Product (“Selling Party”) shall pay, upon sale of such Product, a royalty of seventeen percent (17%) (the “Royalty Payment”) of the Standard Market Price, composed of a fifteen percent increment and a two percent increment. So long as, at the close of business on the day that the sale of the Product is finalized, the balance within the JV Account is less than ten thousand dollars ($10,000), the Selling Party shall pay the two percent increment into the JV Account and the fifteen percent increment to the other Party. If, at the close of business on the day that the sale of the Product is finalized, the balance within the JV Account is ten thousand dollars ($10,000) or greater, the Selling Party shall pay to the other Party the entire Royalty Payment; that is, both the fifteen percent increment and the two percent increment.

Venture Costs will be paid first from the JV Account to the extent that said account has available funds. Venture Costs in excess of funds available in the JV Account shall be equally shared between the Parties. Equalizing payments by the Parties shall be made quarterly and within thirty (30) days of the date of the respective quarterly reconciliation that shall be conducted on March 31, June 30, September 30 and December 31 each year during which the Agreement is in effect. Operations to date of the Joint Venture have been limited to formation activities.

F-21

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 12 – EQUITY TRANSACTIONS

Common Stock – Authorized common stock of the Company consists of 70,000,000 shares of $.001 par value, of which 47,911,975 shares were issued and outstanding at December 31, 2013.

Preferred Stock – Authorized preferred stock consists of 5,000,000 shares of preferred stock, $.001 par value, no shares of preferred stock are issued and outstanding.

2013 Common Stock Transactions

During 2013, we executed subscription agreements for the sale of units in two separate private placements.

In December 2012, we initiated a private placement (“December 2012 PP”) for the sale of a unit comprised of 200,000 shares and 100,000 warrants for $50,000. Each warrant is exercisable for a period of three years at an exercise price of $.50 per share. A total of 14.58 units (2,916,000 shares) were sold in 2013 for proceeds of $729,000. The fair market value of the common stock warrant was determined using the Black-Scholes valuation model and resulted in a valuation of $.035. As such, the $.25 unit price was allocated $.20 and $.05 to the common stock and warrant, respectively.

In October 2013, we initiated a private placement (“October 2013 PP”) for the sale of a unit comprised of 70,000 shares and 35,000 warrants for $50,000. Each warrant is exercisable for a period of five years at an exercise price of $1.00 per share. A total of 64.25 units (4,497,500 shares) were sold in 2013 for gross proceeds of $3,212,500 and proceeds net of $254,800 in commission weres $2,957,700. In addition to the commission, a warrant was issued for 50,000 shares, exercisable for a period of five years at $1.00 per share. The fair market value of the common stock warrant was determined using the Black-Scholes valuation model and resulted in a valuation of $.115. As such, the $.715 unit price was allocated $.60 and $.115 to the common stock and warrant, respectively.

In June 2013, we sold 15,000 shares of common stock for $6,300 or $.42 per share.

In 2013, we issued 112,500 shares of common stock for consulting services valued at $66,100.

On December 31, 2013, the holder of a related party note payable converted the note payable and accrued interest totaling $61,400 into 122,080 shares of common stock (see Note 10).

In 2013 we issued 14,500 shares of common stock upon exercise of a common stock option.

2012 Common Stock Transactions

During 2012, we executed subscription agreements for the sale of units in various private placements. Each unit was priced at $50,000 and was comprised of 250,000 shares our common stock and 125,000 warrants. Each warrant is exercisable for a period of five years at an exercise price of $0.50 per share. Under the 2012 Private Placements, we sold a total of 5,825,000 shares of common stock and 2,912,500 warrants for net cash proceeds of $1,165,000. The fair market value of the common stock warrant was determined using the Black-Scholes valuation model and resulted in a valuation of $.035. As such, the $.20 unit price was allocated $.165 and $.035 to the common stock and warrant, respectively. In 2012 we also sold 200,000 shares of our common stock at $.50 per share to a private investor for cash proceeds of $100,000. In December 2012, we initiated a new private placement comprised of 200,000 shares and 100,000 warrants for $50,000. One unit was subscribed to in 2012.

During 2012, the Company received a subscription receivable of $100,000 for the purchase of two units consisting of 500,000 shares of common stock and 250,000 warrants. As of December 31, 2012 the subscription receivable was still outstanding and the receivable was reported in stockholders equity.

During 2012, the Company issued 3.1 million shares of common stock for services valued at $512,000.

F-22

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 12 – EQUITY TRANSACTIONS, continued

2012 Common Stock Transactions, continued

During 2012, the Company issued 900,000 shares of common stock, valued at $148,500 or $.165 per share, upon the conversion of a delinquent note payable of $446,500 resulting in a gain on debt settlement of $305,800.

During 2012, the Company received $350,000 in return for issuing convertible debt. The convertible debt accrued interest at 8% per annum and was due the earlier of May 31, 2013 or the completion of an additional equity raise of at least $500,000. As an inducement to enter into the convertible debt, the convertible note holders received 350,000 shares of common stock and warrants to purchase 350,000 shares of common stock at $.50 per share exercisable for a period of five years. The convertible debt also contained a conversion feature whereby the payee has the option to convert the note and any accrued and unpaid interest to common stock at a rate of $.20 per share. The proceeds from the convertible debt was allocated to the common stock and warrants based on their relative fair values and the intrinsic value on the embedded conversion feature resulted in an increase in additional paid in capital and a debt discount of $93,900. The fair value of the warrants was approximately $23,000 using the Black-Scholes Option Pricing Model and the fair value of the common stock was approximately $55,000, based on the cash selling price. In 2012, the convertible debt and accrued interest totaling $358,000 was converted into 1,790,400 shares of common stock. The Company recorded a discount related to the common stock, warrants and beneficial conversion feature which was fully amortized upon conversion.

Warrants

In 2013, the Company issued 270,000 warrants for services, all of which vested in 2013. The warrants were valued at $46,200.

In 2013, the Company extended warrants that were due to expire in 2013 to April 30, 2014. The Company recorded an expense of $11,500 in connection with these extensions.

In September 2010 the Company issued warrants to purchase 250,000 shares of the Company’s common stock, of which 48,217 vested in 2012. The Company recorded consulting expense of $6,900 in 2012. In 2012 the Company issued 200,000 warrants, of which 150,000 vested in 2012 and the remaining 50,000 vested in 2013. The exercise price is $0.40. The Company recorded $14,300 of expense in 2012.

A summary of warrant activity for the years ended December 31, 2013 and December 31, 2012 is presented as follows:

	Number of	Exercise
	Warrants	Price

Warrants Outstanding at January 1, 2012	2,917,000	$0.50 to $1.50
Issued	3,562,500	$0.40 to $0.50
Exercised	—	—
Forfeited/expired/canceled	(140,000)	—

Warrants Outstanding at January 1, 2013	6,339,500	$0.40 to $1.50
Issued	3,976,750	$.50 to $1.00
Exercised	—	—
Forfeited/expired/canceled	(605,000)	$.50 to $1.50

Warrants Outstanding at December 31, 2013	9,711,250	$.50 to $1.00

F-23

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 13 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN

Except as noted below, we do not have a qualified stock option plan, but have issued stock purchase warrants and stock options on a discretionary basis to employees, directors, service providers and outside consultants.

On November 6, 2013, the Board of Directors of the Company adopted the 2013 Equity Incentive Plan (the “2013 Plan”) and directed that it be presented to the shareholders for their adoption and approval. The 2013 Plan has not yet been approved by the shareholders of the Company, and as of December 31, 2013 no shares have been issued pursuant to the 2013 Plan. The 2013 Plan is administered by the Board of Directors. Under the 2013 Plan, the Company reserved 4,000,000 shares of its common stock to be issued to employees, directors, consultants, and advisors as either Incentive Stock Options or Nonstatutory Stock Options. The purchase price of the common stock subject to each Incentive Stock Option shall not be less than the fair market value (as determined in the 2013 Plan), or in the case of the grant of an Incentive Stock Option to a principal stockholder, not less that 110% of fair market value of such common stock at the time such option is granted. The purchase price of the common stock subject to each Nonstatutory Stock Option shall be determined at the time such option is granted, but in no case less than 100% of the fair market value of such shares of common stock at the time such option is granted. The 2013 Plan shall terminate ten years from the date of its adoption by our shareholders, and no option shall be granted after termination of the 2013 Plan.

The Company utilizes ASC 718, Stock Compensation, related to accounting for share-based payments and, accordingly, records compensation expense for share-based awards based upon an assessment of the grant date fair value for stock options and restricted stock awards. The Black Scholes option pricing model was used to estimate the fair value of the options granted. This option pricing model requires a number of assumptions, of which the most significant are: expected stock price volatility, the expected pre-vesting forfeiture rate, and the expected option term (the amount of time from the grant date until the options are exercised or expire). The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities. The Company applied the simplified method to determine the expected term of grants. The risk free interest rate is based on or approximates the U.S. Treasury yield curve in effect at the time of the grant.

Stock compensation expense for stock options is recognized on a straight-line basis over the vesting period of the award. The Company accounts for stock options as equity awards.

Share-based compensation expense recognized in the statements of operations is based on awards ultimately expected to vest, which considers estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company recognizes the expense or benefit from the effect of adjusting the estimated forfeiture rate in the period that the forfeiture estimate changes.

The weighted average estimated fair value of stock option grants and the weighted average assumptions that were used in calculating such values for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012

Risk-free interest rate	34%-1.52%	.36%
Expected volatility	76%	77%
Expected life (in years)	2-3.5	3.67
Dividend rate	0	0
Weighted-average estimated fair value per award	$.28	$.05

For the years ended December 31, 2013 and 2012, we recorded stock-based compensation of $74,400 and $60,100, respectively, which is included in selling, general and administrative expense in our consolidated statements of operations.

F-24

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 13 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN, continued

A summary of stock option activity for the year ended December 31, 2013 is presented as follows:

	Number Of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Grant Date Fair Value Value

Outstanding at January 1, 2013	2,234,000	$.60	2.4 years	$.13
Granted	855,000	$.71	3.4 years	$.27
Exercised	(14,461)	$—	—	$—
Forfeited/expired/canceled	(833,439)	$—	—	—
Outstanding at December 31, 2013	2,241,100	$.57	2.1 years	$.08
Vested and exercisable at December 31, 2013	1,572,767	$.57	2.1 years	$.06

A summary of stock option activity for the year ended December 31, 2012 is presented as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Grant Date Fair Value Value

Outstanding at January 1, 2012	752,667	$1.01	2.4 years	$.47
Granted	1,800,000	$.50	3.7 years	$.05
Exercised	—	—	—	—
Forfeited/expired/canceled	(318,667)	$—	—	—
Outstanding at December 31, 2012	2,234,000	$.60	2.4 years	$.13
Vested and exercisable at December 31, 2012	1,242,026	$.68	2.14 years	$.19

As of December 31, 2013, there was approximately $72,900 of total unrecognized compensation cost related to non-vested stock options that is expected to be recognized over a weighted-average period of approximately three years.

Employee Benefit Plan

We have a defined contribution 401(k) plan that covers substantially all employees. Additionally, at the discretion of management, we may make contributions to eligible participants, as defined. During the years ended December 31, 2013 and 2012, we made contributions of approximately $39,600 and $30,700, respectively.

F-25

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 14 – NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares. Potentially dilutive securities are excluded from the calculation when their effect would be anti-dilutive. For all years presented in the consolidated financial statements, all potentially dilutive securities have been excluded from the diluted share calculations as they were anti-dilutive as a result of the net losses incurred for the respective years. Accordingly, basic shares equal diluted shares for all years presented.

Potentially dilutive securities were comprised of the following:

	December 31,
	2013	2012

Warrants	9,711,250	6,339,500
Options	2,241,100	2,234,000
Convertible notes payable	225,000	225,000
	12,977,350	8,798,500

NOTE 15 - SEGMENT INFORMATION AND MAJOR SEGMENT CUSTOMERS

The Company currently has identified four segments as follows:

REGS	Industrial Cleaning
TCC	Rail Car Cleaning
MV	Environmental Solutions
PWS	Solid Waste

Reach is not currently operating but when operations commence would be part of the Environmental Solutions segment.

The composition of our reportable segments is consistent with that used by our chief operating decision maker to evaluate performance and allocate resources. All of our operations are located in the U.S. We have not allocated corporate selling, general and administrative expenses, interest expense, depreciation and amortization and stock-based compensation to the segments. All intercompany transactions have been eliminated.

Segment information as of December 31, 2013 and 2012 and for the years then ended is as follows:

	Industrial	Railcar	Environmental	Solid
2013	Cleaning	Cleaning	Solutions	Waste	Corporate	Total

Revenue	$5,788,300	$2,450,100	$3,375,600	—	—	$11,614,000
Depreciation and amortization (1)	$213,700	$21,400	$127,900	100	$10,100	$373,200
Interest expense	$66,000	$47,400	$12,400	—	$21,700	$147,500
Stock-based compensation	—	—	—	—	$48,600	$48,600
Net income (loss)	$531,300	$242,500	$358,400	$(518,800)	$(1,472,000)	$(858,600)
Capital expenditures (cash and noncash)	$507,300	$3,100	$79,300	$709,000	—	$1,298,700
Total assets	$1,408,800	$657,700	$866,800	$710,900	$2,728,000	$6,372,200

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 15 - SEGMENT INFORMATION AND MAJOR SEGMENT CUSTOMERS, continued

	Industrial	Railcar	Environmental	Solid
2012	Cleaning	Cleaning	Solutions	Waste	Corporate	Total

Revenue	$3,064,700	$2,336,900	$1,439,800	$—	$—	$6,841,400
Depreciation and amortization (1)	$172,400	$29,500	$116,000	$—	$10,000	$327,900
Interest expense	$121,900	$41,200	$13,100	$—	$127,700	$303,900
Stock-based compensation	$—	$—	$—	$—	$571,600	$571,600
Net income (loss)	$(145,300)	$397,200	$(142,000)	$(434,200)	$(1,364,800)	$(1,689,100)
Capital expenditures (cash and noncash)	$6,300	$1,700	$68,900	$—	$—	$76,900
Total assets	$1,350,000	$444,300	$892,300	$1,000	$112,200	$2,799,800

(1)	Includes depreciation of property, equipment and leasehold improvement and amortization of intangibles

Customer Concentrations by Segment

Industrial Cleaning

As of December 31, 2013 and 2012, we had two customers with sales in excess of 10% of industrial cleaning segment revenue and combined were 85% and 66%, respectively, of segment revenues.

Railcar Cleaning

As of December 31, 2013 we had one customer with sales in excess of 10% of railcar cleaning segment revenue and that customer was 11% of segment revenues. As of December 31, 2012, we had two customers with sales in excess of 10% of railcar cleaning segment revenue and combined were 28% of segment revenues.

Environmental Solutions

As of December 31, 2013 and 2012, we had three customers with sales in excess of 10% of environmental solutions segment revenue and combined were 40% and 53%, respectively, of segment revenues.

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 16 - INCOME TAXES

As of December 31, 2013, we estimate we will have net operating loss carryforwards available to offset future federal income tax of approximately $6.6 million. These carryforwards will expire between the years 2028 through 2031. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Events that may cause changes in the our tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Therefore, the amount available to offset future taxable income may be limited. We carry a deferred tax valuation allowance equal to 100% of total deferred assets. In recording this allowance, we have considered a number of factors, but chiefly, our operating losses from inception. We have concluded that a valuation allowance is required for 100% of the total deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

Deferred tax assets, all of which were long-term, were comprised of the following as of December 31, 2013 and 2012:

	2013	2012

Allowance for doubtful accounts	$29,000	$35,900
Accrued expenses	21,000	66,300
Current deferred tax asset	50,000	102,200

Intangible and fixed assets	(218,000)	(25,500)
NOL carryforward	2,538,000	2,225,200
Long-term deferred tax asset	2,320,000	2,199,700

Total deferred tax asset	2,370,000	2,301,900
Less valuation allowance	(2,370,000)	(2,301,900)

Net deferred tax asset	$—	$—

The benefit for income taxes differed from the amount computed using the U.S. federal income tax rate of 34% for December 31, 2013 and 2012 as follows:

	2013	2012

Income tax benefit (federal and state)	$210,0000	$574,200
Non-deductible items	(18,000)	(306,000)
State and other benefits included in valuation	(123,900)	66,700
Change in valuation allowance	(68,100)	(334,900)

Income tax benefit	$—	$—

NOTE 17 - ENVIRONMENTAL MATTERS AND REGULATION

Significant federal environmental laws affecting us are the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund Act”, the Clean Air Act, the Clean Water Act, and the Toxic Substances Control Act (“TSCA”).

Pursuant to the EPA’s authorization of their RCRA equivalent programs, a number of states have regulatory programs governing the operations and permitting of hazardous waste facilities. Our facilities are regulated pursuant to state statutes, including those addressing clean water and clean air. Our facilities are also subject to local siting, zoning and land use restrictions. Although our facilities occasionally have been cited for regulatory violations, we believe we are in substantial compliance with all federal, state and local laws regulating our business.

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 18 - SUBSEQUENT EVENTS

Management has evaluated the impact of events occurring after December 31, 2013 up to the date the financial statements were available for issuance. These statements contain all necessary adjustments and disclosures resulting from that evaluation.

For the period January 1, 2014 through February 28, 2014, the Company raised $590,000 from the sales of common stock and exercise of common stock warrants.

In February 2014, we settled an outstanding note payable that was in default, totaling $104,200 in principal and $20,200 in accrued interest for payment of $100,000, resulting in a gain on debt settlement of $24,400.

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